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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors
                        -------------------------------


The Board of Directors
Professional Bancorp, Inc.:

We consent to incorporation by reference in the registration statement No. 33-75674 on Form S-8 of Professional Bancorp, Inc. and subsidiary of our report dated February 16, 1998, relating to the consolidated balance sheets of Professional Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Professional Bancorp, Inc.

                                         /s/ KPMG PEAT MARWICK LLP

                                             KPMG PEAT MARWICK LLP


Los Angeles, California
March 30, 1998